UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142-1209
(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PEGA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 19, 2020, Pegasystems Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain initial purchasers (the “Initial Purchasers”) agreeing, subject to customary conditions, to issue and sell $525,000,000 principal amount of the Company’s 0.75% Convertible Senior Notes due 2025 (the “Notes”) to the Initial Purchasers. In addition, pursuant to the Purchase Agreement, the Company granted the Initial Purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $75,000,000 principal amount of Notes. On February 20, 2020, the Initial Purchasers exercised such option to purchase an additional $75,000,000 principal amount of Notes. The issuance of $600,000,000 of Notes was completed on February 24, 2020. The Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of February 24, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Indenture and Notes

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 0.75% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020. The Notes will mature on March 1, 2025, unless earlier repurchased, redeemed or converted. Before September 1, 2024, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after September 1, 2024, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election, based on the applicable conversion rate. The initial conversion rate is 7.4045 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $135.05 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after March 1, 2023 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $50,000,000; (viii) the rendering of certain judgments against the Company or any of its subsidiaries for the payment of at least $50,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (ix) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the certificate representing the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Capped Call Transactions

In connection with the pricing of the Notes on February 19, 2020, the Company entered into privately negotiated capped call transactions (collectively, the “Base Capped Call Transactions”) with Deutsche Bank AG, London Branch, Royal Bank of Canada, Goldman Sachs & Co. LLC and Bank of America, N.A. (collectively, the “Option Counterparties”) pursuant to capped call confirmations in substantially the form filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference. In addition, on February 20, 2020, the Company entered into additional capped call transactions (together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties pursuant to capped call confirmations in substantially the form filed as Exhibit 10.2 to this Current Report on Form 8-K and which is incorporated herein by reference. The Capped Call Transactions cover, subject to anti-dilution adjustments, the aggregate number of shares of the Company’s common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $196.44, which represents a premium of about 100% over the last reported sale price of the Company’s common stock on February 19, 2020. The cost of the Capped Call Transactions was approximately $51.9 million.

The Capped Call Transactions are separate transactions, in each case entered into between the Company and the respective Option Counterparty and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete, and the above description is qualified by reference to the terms of the form of confirmation of base call option transaction set forth in Exhibit 10.1, and the form of confirmation of additional call option transaction set forth in Exhibit 10.2.

Amendment to Credit Agreement

On February 18, 2020, in connection with the offering of the Notes, the Company entered into an amendment (the “Credit Agreement Amendment”) to the existing Credit Agreement, dated November 6, 2019, as amended (the “Credit Agreement”), with PNC Bank, National Association (“PNC”). The Credit Agreement Amendment amended certain provisions of the Credit Agreement, in order to provide for the consummation of the offering and issuance of the Notes and the incurrence of the debt thereby and the execution of the Capped Call Transactions, each as further described above.

The above description of the Credit Agreement Amendment is a summary and is not complete. A copy of the Credit Agreement Amendment is filed as Exhibit 10.3 to this Current Report on Form 8-K, and the above description is qualified by reference to the terms of the Credit Agreement Amendment set forth in such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference. The Company offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) in transactions not involving any public offering, for resale by the Initial Purchasers to persons whom the Initial Purchasers believe are “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Any shares of the Company’s common stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders where no commission or other remuneration is expected to be paid in connection with the conversion of the Notes and any resulting issuance of shares of the common stock. Initially, a maximum of 6,108,720 shares of the Company’s common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 10.1812 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of February 24, 2020, between Pegasystems Inc. and U.S. Bank National Association, as trustee.

4.2	Form of certificate representing the 0.75% Convertible Senior Notes due 2025 (included as Exhibit A to Exhibit 4.1).

10.1	Form of Confirmation of Base Call Option Transaction.

10.2	Form of Confirmation of Additional Call Option Transaction.

10.3	Amendment to Loan Documents, dated February 18, 2020, between Pegasystems Inc. and PNC Bank, National Association.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: February 24, 2020	By:	/s/ Kenneth Stillwell
Kenneth Stillwell
Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)